Exhibit 2.32

AMENDED AND RESTATED ASSIGNMENT AGREEMENT

THIS AMENDED AND RESTATED ASSIGNMENT AGREEMENT (the “Agreement”) is dated March 9, 2005 (the “Effective Date”) by Florida Hooters LLC a Nevada limited liability company (hereinafter “Florida Hooters”), and 155 East Tropicana, LLC, a Nevada limited liability company (hereinafter “Company”).

RECITALS

a.                                       On July 30, 2004, Florida Hooters and Company entered into that certain Assignment Agreement (“Original Agreement”) regarding the use by Company of certain intellectual property rights.

b.                                      In connection with the acquisition of financing to complete certain “renovation improvements” to open the hotel casino owned by Company as a “Hooters Casino Hotel”, the lenders thereof have requested certain amendments and changes to this instrument.

c.                                       Pursuant to that certain Assignment Agreement dated on or about July 30, 2004, between Hooters Gaming Corporation, a Nevada corporation (“HGC”) and Florida Hooters (“HGC Assignment Agreement”), Florida Hooters has rights to use the Hooters brand on services that include services typically offered through and at a hotel casino resort at 115 and 155 East Tropicana Avenue, Las Vegas, Nevada 89109 (“Hotel Casino”), including, without limitation, a Hooters branded concept restaurant.

d.                                      Pursuant to that certain “Consent Agreement” dated on or about July 30, 2004, between HGC and Las Vegas Wings, Inc., a Nevada corporation (“LVW”), LVW granted its consent under the License Agreement to HGC, on the terms and conditions set forth in the Consent Agreement, and such rights have been assigned to Florida Hooters.

e.                                       Pursuant to that certain “Mark License Agreement” dated on or about July 30, 2004, between Lags Ventures, Inc., a Florida corporation (“LV Inc”) and Florida Hooters, LV Inc licensed to Florida Hooters the right to operate and promote restaurants, taverns, lounges and bars using the marks “Dan Marino’s Fine Food & Spirits” and “Martini Bar.”

f.                                         Company desires the right to use the Hooters brand on services typically offered through and at a hotel casino resort in Las Vegas at the Hotel Casino, including, without limitation, a Hooters branded concept restaurant, as well as the Dan Marino’s and Martini Bar branded concepts.

g.                                      Florida Hooters desires to assign its rights, and allow reassignment of its rights, to allow use of the Hooters brand and concept as well as the Dan Marino’s and Martini Bar branded concepts, at the Hotel Casino.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Additional Defined Terms.  In addition to any terms defined in this Agreement, the following terms shall mean:

a.                                       “Indenture” means the indenture or other agreement governing the Notes.

b.                                      “Notes” means the senior secured notes due 2012 issued by Company and 155 East Tropicana Finance Corp., a Nevada corporation, as they may be amended, restated, restructured or otherwise modified, and any other indebtedness, securities or facilities issued or entered into in repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole or in part, the Notes.

c.                                       “Notes Trustee” means the trustee for the Notes or other collateral agent for the Notes under the Indenture.

d.                                      “Operating Agreement” shall mean the Amended and Restated Operating Agreement of the Company dated March 9, 2005.

2.                                       The Assignment. As of the date of the Original Agreement, and again as reaffirmed by the execution and delivery of this Agreement, Florida Hooters assigns to Company all of Florida Hooters’s rights and obligations that it has in the Hooters brand and concept pursuant to the “HGC Assignment Agreement” for the limited purpose and use at the Hotel Casino, a copy of which is attached hereto and incorporated herein by reference as Exhibit 1 (including, all documents referenced therein), including its rights and liabilities under the Consent Agreement, which are set forth the “Consent Agreement” attached hereto and incorporated herein as Exhibit 2, all of which is for use solely at the Hotel Casino, and for use worldwide to promote the Hotel Casino.  In addition, Florida Hooters hereby further assigns to Company all of Florida Hooters’s rights and obligations under the Mark License Agreement attached hereto and incorporated herein as Exhibit 3, for use solely at the Hotel Casino.   HGC shall retain any and all rights and obligations that HGC has in the Hooters Brand pursuant to the License Agreement for any location other than the Hotel Casino.

3.                                       The Term.  This Agreement shall be in full force and effect from the Effective Date until the termination or expiration of the License.  The rights and obligations under the Mark License Agreement shall be in full force and effect from the Effective Date until the termination or expiration of the Mark License Agreement.

4.                                       Obligations.  Company hereby accepts all obligations, responsibilities, liabilities and risks that are those of Florida Hooters and HGC, as the case may be. under the HGC Assignment Agreement, the Consent Agreement and the Mark License Agreement, including, without limitation, all obligations, responsibilities, liabilities and risks regarding any licensing fees,  periodic statements, books and records, indemnification, trademark notices and registrations, quality of activities, undertakings, and default and termination.

5.                                       License Fees & Consent Fees.  Company shall be obligated to pay all fees and other amounts due upon the assumption of the HGC Assignment Agreement, the Consent Agreement and the Mark License Agreement, as if Company directly assumed all obligations and liabilities thereunder.  In addition to those fees and for HGC’s consent of this Agreement, Company shall pay to HGC an additional three percent (3%) of all net profits directly earned from conducting gambling as described in Nevada Revised Statutes Section 463.0153 pursuant to a Nevada state gaming license for Florida Hooters’s acquisition, contribution and assignment of the HGC Assignment Agreement to Company, which such amount shall be calculated monthly; provided, however, HGC agrees to subordinate the payment of such fees in favor of (i) the prior payment in full in cash of all obligations of the Company and its subsidiaries under the Indenture and the Notes and (ii) the EW Preferred Return (as defined in the Operating Agreement) as further set forth in the Operating Agreement.  In addition to any other fees and amounts due to any party, Company understands and agrees that there are certain fees and amounts which shall be paid to LVW for training, set-up and other start-up items customarily charged in similar licensor/licensee situations, which such fees and amounts shall not be subordinated or deferred by LVW.

6.                                       Indemnification and Hold Harmless.  Company hereby indemnifies, defends and holds harmless, Florida Hooters from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of, or incidental to Florida Hooters’s grant of this consent; provided, however, that Florida Hooters shall not be entitled to any such indemnification when the claim at issue is based upon a matter unrelated to Florida Hooters’s granting of this consent or the operation of the Hooters restaurant concept at the Hotel Casino, the proven gross negligence or willful misconduct of Florida Hooters, or the proven breach by Florida Hooters of any provision of this Agreement

7.                                       Independent Parties.  The parties are independent contractors.  No partnership or joint venture is intended to be created by this Agreement, nor any principal-agent or employer-employee relationship.  Neither party has, and neither party shall attempt to    assert, the authority to make commitments for or to bind the other party in any manner whatsoever.  This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture.

8.                                       Notices.  Notices herein will be delivered and effective as follows:  every notice required or contemplated by this Agreement to be given by either party shall be in writing and may be given by hand delivery, by overnight commercial courier delivery service or Express Mail, by telecopy, or by certified mail return receipt requested, addressed to the party for whom it is intended, at 155 East Tropicana Avenue, Las Vegas, Nevada 89109, Attn: CEO for Company and at 107 Hampton Road, Suite 200, Clearwater, Florida 33759 for Florida Hooters.  Any party may change its address for notice by giving notice to the other party of the change. Any notice under this Agreement shall be deemed delivered on the date of hand delivery; the next business day after delivery to an overnight commercial courier service or to the United States Postal Service for Express Mail for delivery on the next business day; or the date telecopied, if electronic confirmation of delivery is obtained and retained.

9.                                       Choice of Law, Venue.   This Agreement shall be governed by, and constructed in accordance with, the laws of the State of Florida applicable to contracts made and to be fully performed in such State without reference to principles of conflicts of laws.  Each party hereto submits to the exclusive jurisdiction of the District Courts of the State of Florida and the United States District Court for the District of Florida, for the enforcement of this Agreement, and agrees to service of process by overnight mail.

10.                                 Assignment.  This Agreement shall not be assignable by Company in any respect, and shall not inure to the benefit of any third party.  Notwithstanding the foregoing restriction on assignment or transfer in this Paragraph 10, Florida Hooters and Company hereby consent to (a) a transfer of this Agreement to, and/or (b) the termination of this Agreement by, the Notes Trustee or a purchaser in a foreclosure sale upon the occurrence of an “Event of Default” (as defined in the Indenture).

11.                                 Incorporation. This Agreement constitutes the entire understanding and agreement between the parties with regard to the subject matter herein, and the parties further agree that this Agreement expressly supersedes any and all prior agreements or communications between the parties, whether oral or written, in connection with the subject matter hereof.  This Agreement may not be amended, modified or changed except by a writing executed by both parties hereto.

12.                                 Partial Invalidity.  In the event that any portion of this Agreement shall be unenforceable in whole or in part, said provision shall be limited or curtailed to the extent necessary to bring it within the requirement of present or future law, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

13.                                 Representation by Counsel - Mutual Negotiation.  Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.  This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.  The parties hereto and their respective counsel have reviewed this Agreement, and the normal rule of construction to the effect that any ambiguities in this Agreement are to be resolved against the drafting party are inapplicable to this Agreement.

14.                                 Compliance with Regulatory Agencies.   Each party specifically acknowledges that the other party may be subject to the gaming and licensing requirements of various jurisdictions and may be obliged to take reasonable efforts to determine the suitability of its business associates.  Each party agrees to cooperate fully with the other party in providing the other party with any information that the requesting party deems necessary or appropriate in assuring itself that the other party possesses the good character, honesty, integrity and reputation applicable to those engaged in the gaming industry, and each party specifically warrants and represents to the other that there is nothing in its background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry. Information provided by either party pursuant to this Agreement shall be kept confidential by the other party to the extent reasonably possible and not used for any purpose other than compliance matters.  If, during the term of this Agreement, either party is notified by any of the Nevada gaming authorities that the conduct of business with the other party (or any of its subsidiaries or affiliates) will jeopardize the first party’s (or any of its subsidiaries’ or affiliates’) license or ability to be licensed, or if either party reasonably concludes that the other party fails to meet the criteria set forth above, this Agreement shall terminate upon written notice (such notice shall provide a detailed explanation as to why the other party fails to meet the criteria set forth above) by the complaining party unless the other party is able, within sixty (60) days of such notice, to cure any such condition to the satisfaction of the applicable Nevada gaming authority.

15.                                 Force Majeure. Neither party shall be liable for failure to perform or delay in performing any obligation under this Agreement if the failure or delay is caused by any circumstances beyond its reasonable control, including, but not limited to, acts of God, war, civil commotion or industrial dispute (“Force Majeure”). If such delay or failure continues for at least thirty (30) days, the party not subject to the force majeure shall be entitled to terminate this Agreement by notice in writing to the other.

16.                                 Counterparts.  This agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document.  Parties may execute this agreement by signatures obtained through facsimile, and those signatures may be relied upon by the other party as valid as if they were signed in the presence of the other party.

EACH PERSON SIGNING BELOW REPRESENTS THAT HE OR SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTANDS ITS TERMS, IS DULY AUTHORIZED TO EXECUTE THIS AGREEMENT ON BEHALF OF THE PARTY INDICATED BELOW BY HIS OR HER NAME, AND AGREES ON BEHALF OF SUCH PARTY THAT SUCH PARTY WILL BE BOUND BY THOSE TERMS.

Signature Page to Amended and Restated Assignment Agreement

between Florida Hooters and 155 East Tropicana LLC

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized representative on the day and year first written above.

155 East Tropicana Avenue, LLC, a Nevada limited liability company

By:	EW Common LLC, a Nevada limited liability company
Its:	Member
	By:	Eastern & Western Hotel Corporation, a Nevada corporation
	Its:	Manager

	By:	/s/ Michael Hessling
Michael Hessling

By:	Florida Hooters LLC, a Nevada limited liability company
Its:	Member
	By:	Hooters Gaming LLC, a Nevada limited liability company
	Its:	Member
		By:	HG Casino Management, Inc., a Nevada corporation
		Its:	Manager

		By:	/s/ Neil Kiefer
Neil Kiefer, President

	By:	Lags Ventures, LLC, a Nevada limited liability company
	Its:	Member

	By:	/s/ Dave Lageschulte
Dave Lageschulte, Sole Member

Florida Hooters LLC, a Nevada limited liability company

By:	Hooters Gaming LLC, a Nevada limited liability company
Its:	Member
	By:	HG Casino Management, Inc., a Nevada corporation
	Its:	Manager

	By:	/s/ Neil Kiefer
Neil Kiefer, President

By:	Lags Ventures, LLC, a Nevada limited liability company
Its:	Member

	By:	/s/ Dave Lageschulte
Dave Lageschulte, Sole Member

Consented and Agreed to:

Hooters Gaming Corporation, a Florida corporation

By:	/s/ Neil Kiefer
Neil Kiefer, President

Las Vegas Wings, Inc., a Nevada corporation

By:	/s/ Dave Lageschulte
Dave Lageschulte, President

Exhibit ”1”

Copy of HGC Assignment Agreement

(to be attached)

Exhibit ”2”

Copy of Consent Agreement

(to be attached)